EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / ken@dennardlascar.com
Karen Roan / kroan@dennardlascar.com
Dennard • Lascar Associates
713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2013

SECOND QUARTER RESULTS

HOUSTON — MAY 7, 2013 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2013 second quarter ending March 31, 2013.

Revenues for the second quarter of fiscal 2013 were $153.9 million compared to revenues of $181.5 million for the second quarter of fiscal 2012. Net income for the second quarter of fiscal 2013 was $6.8 million, or $0.57 per diluted share, compared to $7.4 million, or $0.63 per diluted share, in the second quarter of fiscal 2012. Net income for the second quarter of fiscal 2013 includes $1.7 million received from the settlement of the Company’s claim pertaining to the Asset Purchase Agreement, dated October 21, 2009, to acquire the business and certain assets of PowerComm, Inc.

Michael A. Lucas, Chief Executive Officer, stated, “Revenues in the second quarter were consistent with our first quarter volume and in line with our expectations. The oil and gas market continues to be our primary source of new business opportunities and customer inquiries on new projects remain strong, although resource constraints across the industry and changing customer schedules make planning and executing projects challenging. The global economy and competitive pressures internationally are adversely impacting the quality and number of projects in our U.K. business. Overall, however, based on the strength in our U.S. and Canadian markets, we continue to be optimistic and anticipate strong order activity through the balance of this year and into 2014.”

New orders placed during the second quarter of fiscal 2013 totaled $124 million compared to $272 million in the first quarter of fiscal 2013 and $203 million in the second quarter of fiscal 2012. New orders placed during the first half of fiscal 2013 totaled $396 million compared to $392 million in the first half for fiscal 2012. The Company’s backlog as of March 31, 2013 was $522 million compared to $554 million as of December 31, 2012 and $497 million at the end of last year’s second quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business condition, as well as possible additional customer schedule changes, Powell Industries has reduced its expected full year fiscal 2013 revenues to range between $675 million and $700 million but has raised its expected full year fiscal 2013 earnings to range between $2.30 and $2.55 per diluted share. Included in the Company’s earnings outlook is an estimate of $0.25 per diluted share for one-time costs related to the start-up of two new manufacturing facilities.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, May 8, 2013 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 15, 2013. To access the replay, dial 303-590-3030 using a passcode of 4614375#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$153,915	$181,486	$307,856	$338,942
Cost of goods sold	122,200	147,249	242,357	284,327

Gross profit	31,715	34,237	65,499	54,615
Selling, general and administrative expenses	24,060	21,523	46,433	41,286
Amortization of intangible assets	413	704	828	1,407

Operating income	7,242	12,010	18,238	11,922
Other income	(1,709)	—	(1,709)	—
Interest expense	43	68	104	144
Interest income	(2)	(34)	(21)	(63)

Income before income taxes	8,910	11,976	19,864	11,841
Income tax provision	2,092	4,565	5,661	6,175

Net income	$6,818	$7,411	$14,203	$5,666

Earnings per share:
Basic	$0.57	$0.63	$1.19	$0.48

Diluted	$0.57	$0.63	$1.18	$0.48

Weighted average shares:
Basic	11,953	11,762	11,946	11,765

Diluted	12,029	11,835	12,021	11,836

SELECTED FINANCIAL DATA:
Capital Expenditures	$19,895	$9,501	$33,270	$18,879

Depreciation and amortization	$2,352	$3,257	$5,427	$6,433

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2013	2012
(In thousands)	(Unaudited)
Assets:
Current assets	$343,583	$346,410
Property, plant and equipment (net)	105,863	78,652
Other assets	23,979	23,250

Total assets	$473,425	$448,312

Liabilities & equity:
Current liabilities	$141,282	$130,873
Long-term debt and capital lease obligations, net of current maturities	3,200	3,630
Deferred and other long-term liabilities	4,285	3,706
Stockholders’ equity	324,658	310,103

Total liabilities and equity	$473,425	$448,312

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$145,259	$173,974	$291,395	$324,638
Process Control Systems	8,656	7,512	16,461	14,304

Total revenues	$153,915	$181,486	$307,856	$338,942

Income before income taxes:
Electrical Power Products	$8,830	$11,665	$19,984	$11,644
Process Control Systems	80	311	(120)	197

Total income before income taxes	$8,910	$11,976	$19,864	$11,841

	March 31,	September 30,
	2013	2012
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$299,713	$304,894
Process Control Systems	12,573	14,539
Corporate	147,600	114,455

Total identifiable tangible assets	$459,886	$433,888

Backlog:
Electrical Power Products	$434,145	$361,853
Process Control Systems	87,676	74,838

Total backlog	$521,821	$436,691

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